Exhibit 99.1

Trupanion Announces Plans to Relocate Headquarters to Accommodate Rapid Growth

SEATTLE, Aug. 11, 2015 /PRNewswire/ -- Today Trupanion, Inc. (NYSE: TRUP), a direct-to-consumer, monthly subscription business that provides medical plans for cats and dogs, announced it has entered into a ten-year lease agreement with Benaroya Capital Company. The high-growth company plans to move its headquarters nine miles south from its current Ballard locations to the pet-friendly, Benaroya 6100 building located in the Georgetown neighborhood, an area minutes south of downtown Seattle.

The decision to relocate comes at a time when the company is focused on reducing its fixed expenses while maintaining its rapid growth. On the heels of the company's one-year anniversary since its initial public offering (IPO), Trupanion has experienced a 27% increase in employee count, growing from 335 employees this time last year to 425 employees and their over 200 office pets.

"We have always been very frugal about our facilities spending – rent is simply a frictional cost that doesn't directly benefit our members. The Benaroya 6100 building is a cost-effective growth solution which should help us continue to drive down our fixed expenses as a percentage of our revenue while gaining brand new, Class A space with all the amenities we need to retain and attract employees," said Trupanion CEO, Darryl Rawlings. "Just as important, this 228,000 square-foot newly upgraded building has the capacity to accommodate our long-term growth."

The company estimates to move in the second quarter of 2016, before its current lease expires in the third quarter of that year.

About Trupanion

Founded in 2000, Trupanion is an industry-leading, direct-to-consumer, monthly subscription business that provides medical plans for cats and dogs in the United States, Canada and Puerto Rico through its affiliated entities. With over 260,000 total enrolled pets (as of August 4, 2015), Trupanion is one of the largest pet medical insurance companies in North America with the mission to help the pets we all love receive the best veterinary care. Trupanion offers a simple, fair and comprehensive pet medical plan that pays 90% of covered veterinary costs for pets' illness and injury claims. Trupanion's shares are traded on the New York Stock Exchange under the ticker symbol TRUP. The company is headquartered in Seattle, WA and can be found online at Trupanion.com.

Contact:

Media:
Britta Gidican, Trupanion Director of Public Relations
MediaRelations@trupanion.com
206.607.1930

Investors:
Laura Bainbridge & Kimberly Esterkin, Addo Communications
310.829.5400
InvestorRelations@trupanion.com

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